[LETTERHEAD OF STINSON LEONARD STREET LLP]

Exhibit 8.1

January 13, 2017

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to EPR Properties, a Maryland real estate investment trust (the “Company”), and, at the request of the Company, have examined the registration statement on Form S-4, File No. 333-215099 (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and regulations promulgated thereunder.

The Registration Statement relates to, among other things, the registration under the Securities Act of 9,485,715 common shares of beneficial interest, $0.01 par value per share, of the Company, to be issued to CNL Lifestyle Properties, Inc., a Maryland corporation (“CNL”), pursuant to that certain Purchase and Sale Agreement, dated as of November 2, 2016 (the “Purchase Agreement”), by and among the Company, CNL, CLP Partners, LP, a Delaware limited partnership, Ski Resort Holdings LLC, a Delaware limited liability company, and the other parties named therein, as described in the joint proxy statement/prospectus forming a part of the Registration Statement (the “Prospectus”).

You have requested that we express our opinion as to: (i) the qualification of the Company as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the information contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations”; and (iii) the federal income tax status of the Company’s Partnerships (as defined in an Officers’ Certificate referred to below).

In connection with the opinions expressed herein, we have reviewed such documents and made such inquiries as we have deemed necessary as a basis for such opinions. In addition, the Company has made certain factual representations to us as set forth in an Officers’ Certificate dated as of the date hereof (the “Officers’ Certificate”), and, with the Company’s permission, we have relied upon such factual representations in expressing our opinions herein. In expressing our opinions herein, we have assumed, with your consent, that (i) the transaction will be consummated in accordance with the provisions of the Purchase Agreement and as described in the Registration Statement and Prospectus (and no transaction or condition described therein and affecting the opinions expressed herein will be waived by any party), (ii) the statements and representations set forth in the Registration Statement and the Officers’ Certificate are true and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective date of the

EPR Properties

January 13, 2017

Registration Statement, (iii) any such statements and representations made in the Officers’ Certificate “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (iv) the Officers’ Certificate has been executed by appropriate and authorized officers of the Company, and (v) no action has been, or will be, taken by the Company that is inconsistent with the Company’s status as a REIT for any period prior or subsequent to the date hereof. Although we have not independently investigated the representations to us set forth in the Officers’ Certificate, nothing has come to our attention that would lead us to question the accuracy of any representation contained in the Officers’ Certificate. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Purchase Agreement, the Prospectus or the Registration Statement, our opinion expressed below may be adversely affected.

Based on the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that:

1.     Beginning with its taxable year ended December 31, 1997 and through the taxable year ended December 31, 2015, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and the Company’s current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years.

2.     The statements in the Registration Statement set forth under the caption “Material U.S. Federal Income Tax Considerations”, insofar as such statements purport to summarize certain tax provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

3.     The Company’s current and proposed method of operation will enable the Partnerships (as defined in the Officers’ Certificate) to be treated for U.S. federal income tax purposes as partnerships (or disregarded entities) and not as associations taxable as corporations or as publicly-traded partnerships.

The opinions expressed herein are based on existing law as contained in the Code and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and regulations by the Internal Revenue Service (“IRS”) and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Also, any variation or difference in the facts and circumstances from those set forth in the Registration Statement, including the Prospectus, or the Officers’ Certificate may affect the opinions expressed herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy such requirements.

EPR Properties

January 13, 2017

The opinions expressed herein are limited to the specific issues addressed herein, and we express no opinion, whether by implication or otherwise, as to any matters beyond that expressly stated herein. The opinions expressed herein represent our legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be successfully asserted by the IRS or a court. This letter shall not be construed as or deemed to be a guaranty or insuring agreement. The opinions expressed herein are rendered as of the date first written above and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts, circumstances, events or developments of which we become aware after the date hereof and which may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder.

Sincerely,

/s/ Stinson Leonard Street LLP